Exhibit 99.1

NEWS RELEASE

Medgenics Announces Appointment of Barbara Duncan to Board of Directors

PHILADELPHIA, PA (June 10, 2015) – Medgenics, Inc. (NYSE MKT: MDGN), the developer of a proprietary platform for the sustained production and delivery of therapeutic proteins and peptides in patients using ex vivo gene therapy and their own tissue for the treatment of rare and orphan diseases, today announced the appointment of Barbara Duncan to the Company’s Board of Directors effective July 22, 2015.

“We are very excited to welcome Barbara to our Board of Directors. She has proven to be an effective leader in helping companies successfully execute through operational and strategic plans and we believe that this, coupled with her financial expertise, will be extremely valuable to Medgenics,” commented Sol Barer, Chairman of the Board of Medgenics.

Ms. Duncan has served as Chief Financial Officer and Treasurer at Intercept Pharmaceuticals, Inc. since May 2009. She previously served in a series of positions with increasing responsibilities at DOV Pharmaceuticals, Inc. including as Chief Executive Officer and Treasurer. Before that, she served as Vice President of Corporate Finance – Global Healthcare at Lehman Brothers Inc. and Director of Corporate Finance at SBC Warburg Dillon Read Inc. Ms. Duncan holds a Master of Business Administration from the Wharton School of the University of Pennsylvania and a Bachelor of Business Administration from Louisiana State University.

About Medgenics, Inc.

Medgenics is developing the TARGT™ (Transduced Autologous Restorative Gene Therapy) system, a proprietary platform for the sustained production and delivery of therapeutic proteins and peptides using ex vivo gene therapy and the patient’s own tissue for the treatment of orphan and rare diseases. For more information, visit the Company’s website at www.medgenics.com.

Forward-looking Statements

This release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and as that term is defined in the Private Securities Litigation Reform Act of 1995, which include all statements other than statements of historical fact, including (without limitation) those regarding the Company’s financial position, its development and business strategy, its product candidates and the plans and objectives of management for future operations. The Company intends that such forward-looking statements be subject to the safe harbors created by such laws. Forward-looking statements are sometimes identified by their use of the terms and phrases such as “estimate,” “project,” “intend,” “forecast,” “anticipate,” “plan,” “planning, “expect,” “believe,” “will,” “will likely,” “should,” “could,” “would,” “may” or the negative of such terms and other comparable terminology. All such forward-looking statements are based on current expectations and are subject to risks and uncertainties. Should any of these risks or uncertainties materialize, or should any of the Company’s assumptions prove incorrect, actual results may differ materially from those included within these forward-looking statements. Accordingly, no undue reliance should be placed on these forward-looking statements, which speak only as of the date made. The Company expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statements contained herein to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statements are based. As a result of these factors, the events described in the forward-looking statements contained in this release may not occur.

Contacts:

Medgenics, Inc.
John Leaman
john.leaman@medgenics.com

Brian Piper

Brian.piper@medgenics.com

Stern Investor Relations

Beth DelGiacco

212-362-1200

Beth@sternir.com